NEWS RELEASE

For Immediate Release

$1,240,000 Private Placement Closed by Sono Resources, Inc.

Vancouver, British Columbia, November 15, 2011 - Sono Resources, Inc. (OTCBB: SRCI) (the "Company" or "Sono") today announced that it has closed on a private placement of 2,480,000 units of the Company (each, a "Unit") at US$0.50 per Unit, for total gross proceeds of US$1,240,000. Each Unit consist of one common share and one share purchase warrant of the Company, with each warrant exercisable to purchase one additional common share at US$0.75 per share for a period of 24 months from closing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Sono Resources Inc.

Sono Resources Inc. is a mineral exploration company seeking to acquire, explore and develop highly prospective metal projects in Africa. Its core project, located in Botswana, covers 2965.6 square kilometers and is in the center of the Kalahari Copper Belt, recognized as one of the largest producing copper belts in the world.

See www.sonoresourcesinc.com for more information.

Contact:

Investor Relations
1.855.662.7666

Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to the Company's further drilling, its expectations to receive results or its ongoing exploration program. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions, which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.